EXHIBIT 21

                         Subsidiaries of the Registrant


First Kansas Federal Savings Bank - incorporated under the laws of the United States

First Enterprises, Inc.* - incorporated under the laws of the State of Kansas


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* a subsidiary of First Kansas Federal Savings Bank